Exhibit 99.1
Grey Wolf, Inc.
10370 Richmond Avenue
Suite 600
Houston, TX 77042
June 27, 2008
Kevin A. Neveu
Chief Executive Officer
Precision Drilling Trust
4200, 150-6th Avenue S.W.
Calgary, Alberta, Canada T2P 3Y7
Dear Kevin,
     I am writing in response to Precision Drilling Trust’s letter dated June 24, 2008 in which Precision proposed to acquire Grey Wolf, Inc. As with your previous two proposals, the Grey Wolf Board of Directors has completed a thorough review and consultation of Precision’s third acquisition proposal with its financial and legal advisors. Our Board of Directors has concluded that the third proposal to acquire Grey Wolf by the Precision Drilling Trust is not, and is not reasonably likely to result in, a proposal superior to its pending strategic merger with Basic Energy Services, Inc. Our Board of Directors further concluded that pursuing discussions with Precision is not in the best interests of Grey Wolf stockholders, particularly in light of Precision’s adamant and publicly-announced refusal to consider any increase in its final offer.

Best regards,
/s/ Thomas P. Richards
Thomas P. Richards
Chairman, President and CEO